                                                                   EXHIBIT 10.01


--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                              SYMANTEC CORPORATION,


                            QUARTZ ACQUISITION CORP.,


                             POWERQUEST CORPORATION


                                       AND


                          JOHN FIFE, AS REPRESENTATIVE



                                                              SEPTEMBER 23, 2003


--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "AGREEMENT") is made and entered into as of September 23, 2003 (the "AGREEMENT DATE") by and among Symantec Corporation, a Delaware corporation ("ACQUIROR"), Quartz Acquisition Corp., a Utah corporation and a wholly owned subsidiary of Acquiror ("MERGER SUB"), PowerQuest Corporation, a Utah corporation (the "COMPANY"), and John Fife, as Representative (the "REPRESENTATIVE") (solely for the purposes of Article 11 and other provisions hereof which reference said Representative).

                                    RECITALS

      A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the "MERGER"), with the Company to be the surviving corporation of the Merger (the "SURVIVING CORPORATION"), on the terms and subject to the conditions of this Agreement and pursuant to Articles of Merger substantially in the form attached hereto as Exhibit A (the "ARTICLES OF MERGER") and the applicable provisions of the laws of the State of Utah.

      B. The Boards of Directors of Acquiror, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and shareholders and have approved and declared advisable this Agreement and the Merger. Acquiror, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger.

      C. As an inducement to Acquiror's willingness to enter into this Agreement, one or more of the Company Shareholders (as defined in Article 1) listed on Exhibit B-1 will execute and deliver to Acquiror a Voting Agreement substantially in the form attached hereto as Exhibit B-2 (the "VOTING AGREEMENT") within 14 days after the Agreement Date.

      D. Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

      Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                               Certain Definitions

      As used in this Agreement, the following terms shall have the meanings set forth below (with the understanding that any payments made to a Company Securityholder (as defined below) pursuant hereto shall be rounded to the nearest whole cent).

            "ACQUIROR ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of Acquiror by an officer or officers of Acquiror at the Closing pursuant to Article 8 and each agreement or document (other than this Agreement) that Acquiror is to enter into as a party thereto pursuant to this Agreement.

            "ACQUIROR COMMON STOCK" means the Common Stock, par value $0.01 per share, of Acquiror.

            "ALTERNATIVE TRANSACTION" means: (A) any acquisition or purchase of Company Capital Stock from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 20% voting interest in any class or series of Company Capital Stock or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock representing 20% or more of the voting interest in any class or series of Company Capital Stock or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Shareholders immediately preceding such transaction hold less than 80% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of the Company; (C) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business; or (D) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act.

            "APPLICABLE LAW" means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets properties and business (and any regulations promulgated thereunder) of the applicable entity.

            "BALANCE SHEET DATE" means August 31, 2003, the date of the Company Balance Sheet.

            "BANKER MERGER EXPENSES" means all Merger Expenses for financial advisors and investment bankers, but do not include up to $200,000 of reimbursable expenses that will be paid to Deutsch Bank Securities Inc. prior to Closing. Any Banker Merger Expenses not deducted in the calculation of the Total Merger Consideration hereunder are collectively referred to as "INDEMNIFIABLE MERGER EXPENSES" and shall constitute "Damages" for purposes of Section 11 without regard to the Basket (as defined in Section 11.3).

            "CLOSING" means the closing of the transactions to consummate the Merger.

            "CLOSING DATE" means a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the last of the conditions set forth in Article 8 and Article 9 to be satisfied or waived, or at such other time, date and location as the parties hereto agree in writing.

            "CLOSING FINANCIAL CERTIFICATE" means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date and delivered within 14 days after the Closing Date, certifying (A) the amount of Company Closing Assets and the amount of Company Closing Liabilities (with the presentation of Company Closing Assets and Company Closing Liabilities being made according to the line items for assets and liabilities as are set forth on the Company Balance Sheet), and (B) the amount of Banker Merger Expenses and the amount of Merger Expenses which are not Banker Merger Expenses. The Closing Financial Certificate shall include a representation of the Company, certified by the Chief Financial Officer of the Company, that such certificate includes all of the Company Closing Assets, all of the Company Closing Liabilities, and all of the Merger Expenses paid or payable at any time prior to, at or following the Closing Date, it being the expressed intent of the Company and Acquiror that to the maximum extent possible all the Banker Merger Expenses be deducted in the calculation of the Total Merger Consideration and that there be no Indemnifiable Merger Expenses.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMPANY ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article 9 and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

            "COMPANY BALANCE SHEET" means the Company's unaudited balance sheet as of August 31, 2003 included in the Company Financial Statements.

            "COMPANY BUSINESS" means the business of the Company and its Subsidiaries as presently conducted.

            "COMPANY CAPITAL STOCK" means the capital stock of the Company.

            "COMPANY CLOSING ASSETS" means all assets of the Company which would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (including the amount of cash, if any, paid to Acquiror prior to the Closing Date pursuant to Section 5.11(e)).

            "COMPANY CLOSING LIABILITIES" means all Liabilities of the Company which would be required to be set forth on the face of a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, provided that the amount of Company Closing Liabilities shall exclude Liabilities as of the Closing Date for the payment of Merger Expenses.

            "COMPANY COMMON STOCK" means the Common Stock, no par value per share, of the Company.

            "COMPANY COMMON WARRANTS" means Company Warrants to purchase shares of Company Common Stock.

            "COMPANY FINANCIAL STATEMENTS" means (A) the Company's audited consolidated balance sheets dated December 31, 2001 and 2002, (B) the Company's audited consolidated statements of operations, statements of cash flows and statements of changes in shareholders' equity for the years ended December 31, 2001 and 2002, (C) the Company Balance Sheet, (D) the Company's unaudited consolidated statements of operations, statements of cash flows and statements of changes in shareholders' equity for the eight months ended August 31, 2003, and any notes to the foregoing financial statements.

            "COMPANY OPTION PLAN" means the 1996 Stock Option Plan of the
Company.

            "COMPANY OPTIONHOLDERS" means the holders of Company Options.

            "COMPANY OPTIONS" means options to purchase shares of Company Capital Stock.

            "COMPANY PREFERRED STOCK" means the Company Series A Stock and Company Series C Stock.

            "COMPANY REDEMPTION STOCK" means the 473,353 shares of Company Common Stock subject to those certain Securities Purchase Agreements dated August 30, 2000 and January 10, 2001 with the Company (the "COMPANY REDEMPTION AGREEMENTS").

            "COMPANY SECURITYHOLDERS" means the Company Shareholders, Company Optionholders and Company Warrantholders, collectively.

            "COMPANY SERIES A STOCK" means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.

            "COMPANY SERIES C STOCK" means the Series C Redeemable Convertible Participating Preferred Stock, par value $0.01 per share, of the Company.

            "COMPANY SERIES C REPURCHASE WARRANTS" means Company Warrants to purchase an aggregate of 1,521,740 shares of Company Series C Stock which contain a provision that upon a Series C Liquidity Event (as defined therein), the Company may repurchase such Company Warrants at a price of $5.75 per share of stock subject to the warrant.

            "COMPANY SHAREHOLDERS" means the holders of shares of Company Capital Stock.

            "COMPANY WARRANTHOLDERS" means the holders of Company Warrants.

            "COMPANY WARRANTS" means warrants to purchase shares of Company Capital Stock.

            "CONTRACT" means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

            "DISSENTERS DEADLINE DATE" means the first date at or after the Effective Time on which no holder of Company Capital Stock as of immediately prior to the Effective Time has an opportunity to perfect dissenters' rights or appraisal rights in accordance with Utah Law in connection with the Merger in respect of any shares of Company Capital Stock.

            "DISSENTING SHARES" means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters' rights or appraisal rights shall have been perfected prior to the Dissenters Deadline Date in accordance with Utah Law in connection with the Merger.

            "DISSENTING SHARES EXCESS PAYMENTS" means any payment in respect of Dissenting Shares in excess of the amount of cash that would have been issuable pursuant to Section 2.1(b) in respect of such shares had they never been Dissenting Shares. Dissenting Shares Excess Payments shall constitute "Damages" for purposes of Section 11 without regard to the Basket.

            "DOCUMENTATION" means, collectively, programmers' notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company or its Subsidiaries, whether in tangible or intangible form, whether owned by the Company or its Subsidiaries or held by the Company or its Subsidiaries under any licenses or sublicenses (or similar grants of rights).

            "EFFECTIVE TIME" means the time of the filing of the Articles of Merger (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Articles of Merger).

            "ENCUMBRANCE" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" means any entity which is a member of: (A) a "controlled group of corporations," as defined in Section 414(b) of the Code;
(B) a group of entities under "common control," as defined in Section 414(c) of the Code; or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

            "ESCROW CASH" means an amount of cash equal to $15,000,750.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "FULLY-DILUTED COMPANY COMMON STOCK" means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock (other than Company Redemption Stock) that are issued and outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Series A Stock and Company Series C Stock issued and outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Options, Company Warrants or other direct or indirect rights to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), calculated on a Treasury Stock Basis, and (D) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock issuable upon the exercise of Company Warrants (other than Company Series C Repurchase Warrants) or other direct or indirect rights to acquire shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), calculated on a Treasury Stock Basis. For the avoidance of doubt, no shares of Company Redemption Stock or Company Series C Repurchase Warrants shall be factored into the calculation of the Fully-Diluted Company Common Stock. For the avoidance of doubt, no Company Capital Stock, Company Options or Company Warrants which shall be canceled pursuant to Section 2.1(d) shall be factored into the calculation of Fully-Diluted Company Common Stock.

            "FULLY-DILUTED COMPANY SERIES C STOCK" means the sum, without duplication, of (A) the aggregate number of shares of Company Series C Stock that are issued and outstanding immediately prior to the Effective Time and (B) the aggregate number of shares of Company Series C Stock issuable upon the exercise of any Company Warrants (other than Company Series C Repurchase Warrants) or other direct or indirect rights to acquire shares of Company Series C Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), calculated on a Treasury Stock Basis. For the avoidance of doubt, no Company Series C Repurchase Warrants shall be factored into the calculation of the Fully-Diluted Company Series C Stock.

            "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

            "GENERAL CONVERSION NUMBER" means the quotient obtained by dividing
(A) the Total Remaining Merger Consideration by (B) the Fully-Diluted Company Common Stock.

            "GOVERNMENTAL AUTHORITY" means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers' notes, memoranda and records.

            "KNOWLEDGE" of the Company means the knowledge of a particular fact, circumstance, event or other matter in question of any of Paul Winn, Ron Hammond, David Breck, Don Kleinschnitz, Bill Johnson, Mark Milford and Kelly Devereaux (collectively, the "ENTITY REPRESENTATIVES"). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter would reasonably be expected to be known by an individual who has the duties and responsibilities of such Entity Representative in the customary performance of such duties and responsibilities.

            "LIABILITIES" means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

            "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by such entity in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, assets (including intangible assets), liabilities, business, employees, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such change, event, circumstance, condition or effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity's competitors); or (C) the direct effect of the public announcement or pendency of the transactions contemplated hereby on customers or suppliers of such entity.

            "MERGER EXPENSES" means all costs and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby, including any fees and expenses of legal counsel, financial advisors, investment bankers (including Banker Merger Expenses) and accountants.

            "MERGER SUB ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article 8 and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

            "MERGER SUB COMMON STOCK" means the Common Stock, par value $0.01 per share, of Merger Sub.

            "PERMITTED ENCUMBRANCES" means: (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by

Applicable Law; and (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

            "PERSON" means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

            "REDEMPTION STOCK CONVERSION NUMBER" means $8.04.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SERIES C CONVERSION NUMBER" means the sum of (A) the quotient obtained by dividing (1) the Total Series C Preference Consideration by (2) the Fully-Diluted Company Series C Stock, plus (B) the General Conversion Number.

            "SERIES C REPURCHASE WARRANT CONVERSION NUMBER" means $5.75.

            "SPREADSHEET" means a spreadsheet in form reasonably acceptable to Acquiror, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of Company Capital Stock, Company Options and Company Warrants: (A) the names of all the Company Shareholders, Company Optionholders and Company Warrantholders and their respective addresses and where available, taxpayer identification numbers; (B) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (C) the exercise price per share in effect for each Company Option and Company Warrant; (D) the calculation of the Fully-Diluted Company Common Stock, Fully-Diluted Company Series C Stock, General Conversion Number, Series C Conversion Number, Total Merger Consideration, Total Series C Preference Consideration, Total Series C Repurchase Warrant Consideration and Total Remaining Merger Consideration; (E) the amount of cash issuable to each Company Shareholder, Company Optionholder and Company Warrantholder in exchange for the Company Capital Stock, Company Options and Company Warrants held by such Persons (and amount of cash required to be deducted and withheld from such Persons for taxes); and (F) the interest in dollar and percentage terms of each Company Shareholder, Company Optionholder and Company Warrantholder in the Escrow Cash.

            "SUBSIDIARY" of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

            "TAX" (and, with correlative meaning, "TAXES") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or
(B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

            "TOTAL COMPANY REDEMPTION STOCK CONSIDERATION" means $3,805,758.12, which equals the product obtained by multiplying (A) the 473,353 shares of Company Redemption Stock by (B) the per share redemption price of $8.04 specified in the Company Redemption Agreements.

            "TOTAL MERGER CONSIDERATION" means $150,007,500, less the amount of Banker Merger Expenses. Notwithstanding any other provision hereof, in no event shall the aggregate amount of cash paid by Acquiror to the holders of Company Capital Stock, Company Options and Company Warrants pursuant to the terms hereof exceed the Total Merger Consideration.

            "TOTAL SERIES C PREFERENCE CONSIDERATION" means the product obtained by multiplying (A) the Fully-Diluted Company Series C Stock by (B) $5.75.

            "TOTAL SERIES C REPURCHASE WARRANT CONSIDERATION" means the product obtained by multiplying (A) the number of shares of Company Series C Stock subject to the Company Series C Repurchase Warrants that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (calculated without regard to the Treasury Stock Basis) by (B) $5.75.

            "TOTAL REMAINING MERGER CONSIDERATION" means (A) the Total Merger Consideration, less (B) the Total Company Redemption Stock Consideration, less
(C) the Total Series C Preference Consideration, and less (D) the Total Series C Repurchase Warrant Consideration.

            "TREASURY STOCK BASIS" means a calculation method which assumes that options and warrants are exercised when the exercise price is below the fair market value of the underlying security and that the proceeds from exercise are used by the Company to purchase the underlying security for the treasury. For the avoidance of doubt, when making such calculation, (A) the fair market value of Company Common Stock (other than Company Redemption Stock) shall equal the General Conversion Number and (B) the fair market value of Company Series C Stock not subject to Company Series C Repurchase Warrants shall equal the Series C Conversion Number.

            "UNVESTED COMPANY OPTIONS" means any Company Options that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such Company Option or the shares subject thereto may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any stock option agreement or stock option exercise agreement).

            "UNVESTED COMPANY SHARES" means any shares of Company Capital Stock that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such shares may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any restricted stock purchase agreement, stock option agreement or stock option exercise agreement).

            "UNVESTED COMPANY WARRANTS" means any Company Warrants that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such Company Warrant or the shares subject thereto may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any warrant purchase agreement or warrant exercise agreement).

            "UTAH LAW" means the Revised Business Corporation Act of the State of Utah.

      Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

                                    ARTICLE 2
                                   The Merger

      2.1 Conversion of Shares.

            (a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into 100,000 validly issued, fully paid and nonassessable shares of Common Stock, no par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

            (b) Conversion of Company Capital Stock, Company Options and Company Warrants.

                  (i) Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock (including Company Common Stock issued upon conversion of Company Preferred Stock before the Effective Time in accordance with Applicable Law, the Company's Articles of Incorporation and applicable Contracts, each as in effect on the date of such conversion) that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to (A) the General Conversion Number (in the case of Company Common Stock which is not Company Redemption Stock) or (B) the Redemption Stock Conversion Number (in the case of Company Redemption Stock). The amount of cash each Company Shareholder is entitled to receive for the shares of Company Common Stock held by such Company Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Shareholder. The preceding provisions of this Section 2.1(b)(i) are subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares), and Section 2.3 (regarding the withholding of Escrow Cash).

                  (ii) Company Series A Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series A Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock issuable upon conversion of such share of Company Series A Stock by (B) the General Conversion Number. The amount of cash each Company Shareholder is entitled to receive for the shares of Company Series A Stock held by such Company Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Series A Stock held by such Company Shareholder. The preceding provisions of this Section 2.1(b)(ii) are subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares) and Section 2.3 (regarding the withholding of Escrow Cash).

                  (iii) Company Series C Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series C Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the Series C Conversion Number. The amount of cash each Company Shareholder is entitled to receive for the shares of Company Series C Stock held by such Company Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Series C Stock held by such Company Shareholder. The preceding provisions of this Section 2.1(b)(iii) are subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares) and Section 2.3 (regarding the withholding of Escrow Cash).

                  (iv) Company Options. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Option that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option multiplied by (B) (the General Conversion Number, less the exercise price per share attributable to such Company Option); provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Option the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(iv). The amount of cash each Company Optionholder is entitled to receive for the Company Options held by such Company Optionholder shall be rounded to the nearest cent and computed after aggregating cash amounts for Company Options held by such Company Optionholder. The preceding provisions of this Section 2.1(b)(iv) are subject to the provisions of
Section 2.3 (regarding the withholding of Escrow Cash).

                  (v) Company Warrants. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (B) ((1) the General Conversion Number (in the case of Company Warrants exercisable for Company Common Stock), (2) the Series C Conversion Number (in the case of Company Warrants other than Company Series C Repurchase Warrants exercisable for Company Series C Stock), or (3) the Series C Repurchase Warrant Conversion Number (in the case of Company Series C Repurchase Warrants), as applicable, less the exercise price per share attributable to such Company Warrant (provided, no deduction for such exercise price shall be made for Company Series C Repurchase Warrants)); provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Warrant the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(v). The amount of cash each Company Warrantholder is entitled to receive for the Company Warrants held by such Company Warrantholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Warrants held by such Company Warrantholder. The preceding provisions of this Section 2.1(b)(v) are subject to the provisions of Section 2.3 (regarding the withholding of Escrow Cash).

            (c) Dissenting Shares. As more fully set forth in Section 7.3, holders of shares of Company Capital Stock who have complied with all requirements for perfecting dissenters' rights, as set forth in Utah Law, shall be entitled to their rights under Utah Law with respect to such shares.

            (d) Cancellation of Certain Stock, Option and Warrants. Notwithstanding Section 2.1(b), (1) each share of Company Capital Stock held by the Company or any of its Subsidiaries immediately prior to the Effective Time,
(2) each Company Option with an exercise price per share equal to or greater than the General Conversion Number, and (3) each Company Warrant with an exercise price per share equal to or greater than the General Conversion Number (or Series C Conversion Number in the case of Company Warrants other than Company Series C Repurchase Warrants exercisable for Company Series C Stock), shall each be cancelled and extinguished without any conversion thereof or payment therefor.

      2.2 Company Options, Company Warrants and Other Rights Not Assumed. Acquiror is not assuming, and shall not assume, any obligations or Liabilities under (a) the Company Option Plan, (b) any outstanding Company Options, (c) any outstanding Company Warrants, or (d) any other direct or indirect rights to acquire shares of Company Capital Stock (other than to make the payments contemplated by Section 2.1(b)). On the Closing Date, the Company Plan, the Company Options, the Company Warrants and any other direct or indirect rights to acquire shares of Company Capital Stock shall be terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than to make the payments contemplated by Section 2.1(b)). Acquiror shall not substitute any equivalent option, warrant or right for any such terminated Company Option, Company Warrant or right.

      2.3 Escrow. At the Effective Time, Acquiror shall withhold the Escrow Cash from the cash payable pursuant to Section 2.1(b) to the Company Shareholders, Company Optionholders and Company Warrantholders as of immediately prior to the Effective Time (other than holders of solely shares of Company Capital Stock which constitute and remain Dissenting Shares) ("EFFECTIVE TIME HOLDERS"), on a pro rata basis (based upon the amount of cash each such holder is entitled to receive pursuant to Section 2.1(b) with respect to its shares of Company Capital Stock (other than Dissenting Shares), Company Options and Company Warrants relative to the amount of cash all such holders are entitled to receive pursuant to Section 2.1(b) with respect to their shares of Company Capital Stock (other than Dissenting Shares), Company Options and Company Warrants) ("PRO RATA SHARE"). Prior to the Closing, Acquiror, the Representative and Wells Fargo Bank, N.A. (the "ESCROW AGENT") shall enter into an escrow agreement substantially in the form attached hereto as Exhibit C (the "ESCROW AGREEMENT"). Within three business days after the Closing Date, Acquiror shall cause the Escrow Cash to be deposited with the Escrow Agent. The Escrow Agent shall hold the Escrow Cash as security for the indemnification rights under Article 11.

      2.4 Effects of the Merger. At and upon the Effective Time:

            (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Articles of Merger;

            (b) the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Articles of Merger;

            (c) the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub;

            (d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

            (e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

            (f) the Merger shall, from and after the Effective Time, have all of the effects provided by Utah Law.

      2.5 Tax Consequences and Withholding.

            (a) The parties intend that the Merger shall be treated as a taxable purchase of securities of the Company pursuant to the Code. However, Acquiror makes no representations or warranties to the Company or to any Company Shareholder, Company Optionholder or holder of Company Warrants regarding (1) the tax treatment of the Merger or (2) any of the tax consequences to the Company or any Company Shareholder, Company Optionholder or Company Warrantholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company and, by virtue of the Company Shareholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Company Shareholders acknowledge that the Company and the Company Shareholders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

            (b) Acquiror or Acquiror's agent shall be entitled to deduct and withhold from the Total Merger Consideration or other payment otherwise payable pursuant to this Agreement to any Company Shareholder, Company Optionholder or Company Warrantholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder, Company Optionholder or Company Warrantholder in respect of whom such deduction and withholding was made.

      2.6 Further Assurances. If, at any time before or after the Effective Time, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

                                    ARTICLE 3
                  Representations and Warranties of the Company

      Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties' execution of this Agreement (the "COMPANY DISCLOSURE LETTER") referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this Article 3), the Company represents and warrants to Acquiror as follows:

      3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. The Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.1 of the Company Disclosure Letter), except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Acquiror's legal counsel true and complete copies of the currently effective Articles of Incorporation and Bylaws of the Company, each as amended to date. The Company is not in violation of its Articles of Incorporation or Bylaws, each as amended to date.

      3.2 Subsidiaries. Schedule 3.2 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has continuously been in good standing under the laws of its jurisdiction of organization at all times since its inception. Each Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted. Each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.2 of the Company Disclosure Letter), except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on such Subsidiary. The Company has delivered to Acquiror's legal counsel true and complete copies of the currently effective Articles of Incorporation and Bylaws (or other comparable charter documents) of each Subsidiary, each as amended to date. Each Subsidiary is not in violation of its Articles of Incorporation or Bylaws (or other comparable charter documents), each as amended to date. The Company is the owner of all of the issued and outstanding shares of capital stock of each Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each Subsidiary are owned by the Company free and clear of all Encumbrances and are not subject to any preemptive right or right of first refusal created by statute, the Articles of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Subsidiary or any agreement to which such Subsidiary is a party or by which it is bound. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a Subsidiary or obligating the Company or any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. Other than the Subsidiaries set forth in
Schedule 3.2, the Company does not have any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

      3.3 Power, Authorization and Validity.

            (a) Power and Authority. Subject to approval of the Merger and the adoption of this Agreement by (i) holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) holders of a majority of the outstanding shares of Company Series A Stock (voting as a separate voting class), and (iii) holders of a majority of the outstanding shares of Company Series C Stock (voting as a separate voting class) (the "COMPANY SHAREHOLDER APPROVAL"), the Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company's Board of Directors.

            (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger (including the consent of any Person required to be obtained in order to keep any Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger), except for (i) the filing of the Articles of Merger with the Utah Department of Commerce, Division of Corporations and Commercial Code, (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act, and (iii) the Company Shareholder Approval.

            (c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

      3.4 Capitalization of the Company.

            (a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 45,627,549 shares of Company Common Stock, 1,981,144 shares of Company Series A Stock and 2,391,307 shares of Company Series C Stock. A total of 16,248,040 shares of Company Common Stock, 247,644 shares of Company Series A Stock and 841,314 shares of Company Series C Stock are issued and outstanding as of the Agreement Date. Each share of Company Series A Stock is convertible into twelve shares of Company Common Stock and each share of Company Series C Stock is convertible into one share of Company Common Stock. All issued and outstanding shares of Company Preferred Stock converted into shares of Company Common Stock prior to the Effective Time shall have been converted in accordance with Applicable Law, the Company's Articles of Incorporation and applicable Contracts. The numbers and kind of issued and outstanding shares of Company Capital Stock (and the applicable conversion ratios for Company Preferred Stock) held by each Company Shareholder as of the Agreement Date are set forth on Schedule 3.4(a) of the Company Disclosure Letter, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter except for shares of Company Capital Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule 3.4(b)-1 of the Company Disclosure Letter or Company Warrants listed on Schedule 3.4(b)-2 of the Company Disclosure Letter or pursuant to the conversion of outstanding shares of Company Preferred Stock. The Company holds no treasury shares. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

            (b) Options, Warrants and Rights. The Company has reserved an aggregate of 8,941,285 shares of Company Common Stock for issuance pursuant to the Company Option Plan (including shares subject to outstanding Company Options). A total of 5,530,089 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options that are exercised in accordance with their terms.
Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, (v) the extent such Company Option is vested as of the Agreement Date, (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, (vii) whether the exercisability of such Company Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any, and (viii) whether such Company Option was granted under the Company Option Plan. The terms of the Company Option Plan permit the conversion of Company Options into cash as provided in this Agreement, without the consent or approval of the holders of such Company Options, the Company Shareholders or otherwise and without acceleration of the exercise schedule or vesting provisions in effect for such Company Options. Schedule 3.4(b)-2 of the Company Disclosure Letter sets forth, for each Company Warrant, (i) the name of the holder of such Company Warrant, (ii) the exercise price per share of such Company Warrant, (iii) the number and kind of shares covered by such Company Warrant, (iv) the vesting schedule for such Company Warrant, (v) the extent such Company Warrant is vested as of the Agreement Date, (vi) whether such Company Warrant was issued in connection with the performance of services, and (vii) whether the exercisability of such Company Warrant shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any. True and correct copies of the Company Option Plan, the standard agreement under the Company Option Plan, each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plan and each Company Warrant have been delivered by the Company to Acquiror's legal counsel. All Company Options and Company Warrants have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts. On the Closing Date, the Company Plan, the Company Options, the Company Warrants and any other direct or indirect rights to acquire shares of Company Capital Stock shall be terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than the obligations of Acquiror to make the payments contemplated by Section 2.1(b)).

            (c) No Other Rights. Except for Company Options and Company Warrants and the conversion rights of the Company Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements (other than the Voting Agreements), registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

            (d) Spreadsheet. The Spreadsheet, as delivered by the Company to Acquiror, shall be true, correct and complete in all respects.

      3.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:
(a) any provision of the Articles of Incorporation or Bylaws (or other comparable charter documents) of the Company or any Subsidiary, each as currently in effect; (b) any Applicable Law applicable to the Company, any Subsidiary or any of their respective assets or properties; (c) any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets or properties are bound; or (d) any privacy policy of the Company or any Subsidiary. Neither the Company's entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the Merger.

      3.6 Litigation.

            (a) There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any Subsidiary (or to the knowledge of the Company, against any officer, director, employee or agent of the Company or any Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Subsidiary. To the Company's knowledge, there is no basis for any person to assert a claim against the Company based upon: (a) the Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement; or (b) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of Company Capital Stock or any rights as a Company Securityholder, including any option, warrant, preemptive right or right to notice or to vote, other than the rights of the Company Shareholders with respect to the Company Stock shown as being owned by such Persons on Schedule 3.4(a) of the Company Disclosure Letter, the rights of Company Optionholders with respect to the Company Options shown as being owned by such Persons on Schedule 3.4(b)-1 of the Company Disclosure Letter, and the rights of Company Warrantholders with respect to the Company Warrants shown as being owned by such Persons on Schedule 3.4(b)-2 of the Company Disclosure Letter. Neither the Company nor any Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

            (b) To the knowledge of the Company, there is no current basis for any claim by a Company Indemnified Party (as defined in Section 6.5(a)) for indemnification under Section 6.5(a).

      3.7 Taxes. The Company and each Subsidiary (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any Subsidiary is or has been a member), (a) has properly completed and timely filed all foreign, federal, state, local and municipal tax and information returns (the "RETURNS") required to be filed by it, (b) has timely paid all taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve in accordance with GAAP for the payment of all taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), (d) has made (or will make on a timely basis) all estimated tax payments required to be made, and (e) has no Liability for taxes in excess of the amount so paid or accruals or reserves so established except for taxes subsequent to the Balance Sheet Date incurred in the ordinary course of business. All such Returns are true, correct and complete, and the Company has provided Acquiror with true and correct copies of such Returns. Neither the Company nor any Subsidiary is delinquent in the payment of any tax or in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company of any Subsidiary or any of their respective officers, employees or agents of the Company in their capacity as such. Neither the Company nor any Subsidiary has received any written notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. To the knowledge of the Company, no Return of the Company or any Subsidiary is under audit by the Internal Revenue Service or any other taxing agency or authority. Any such past audits have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company or any Subsidiary have been paid in full to the applicable taxing agencies or authorities. No tax liens are currently in effect against any of the assets of the Company or any Subsidiary other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company or any Subsidiary of any statute of limitations with respect to any taxes nor has the Company or any Subsidiary agreed to any extension of time for filing any Return that has not been filed. Neither the Company nor any Subsidiary has consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing agency or authority. The Company and each Subsidiary have complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income taxes, and have timely filed all withholding tax Returns. Neither the Company nor any Subsidiary is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company or any Subsidiary have any liability or potential liability to another party under any such agreement. Neither the Company nor any Subsidiary has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any Return. Neither the Company nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a "tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. Neither the Company nor any Subsidiary has any liability for the taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company, any Subsidiary, nor any "dual resident corporation" (within the meaning of Section 1503(d) of the Code) in which either the Company or any Subsidiary is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Each of the Company and each Subsidiary has in its possession official foreign government receipts for any taxes paid by it to any foreign tax agencies and authorities. Neither the Company nor any Subsidiary has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither the Company nor any Subsidiary has filed any election under Section 341(f) of the Code. Neither the Company nor any Subsidiary is a "personal holding company" within the meaning of the Code. Neither the Company nor any Subsidiary has ever been a "United States real property holding corporation" within the meaning of
Section 897 of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under
Section 1.897-2(h) of the Treasury Regulations. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and any comparable provisions of foreign, state, local or municipal law). Neither the Company nor any Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that would otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      3.8 Company Financial Statements. Schedule 3.8 of the Company Disclosure Letter includes the Company Financial Statements. The Company Financial
Statements: (a) are derived from and are in accordance with the books and records of the Company; (b) fairly present the consolidated financial condition of the Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount); and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except that the unaudited financial statements do not have notes thereto). The Company and its Subsidiaries have no Liability, except for those (a) shown on the Company Balance Sheet and (b) that were incurred after the Balance Sheet Date in the ordinary course of the Company's business consistent with its past practices, that (i) do not result from any breach of Contract, tort or violation of law and
(ii) are not required to be set forth in the Balance Sheet under GAAP. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP. The Closing Financial Certificate, as delivered by the Company to Acquiror, shall be true, correct and complete in all respects.

      3.9 Title to Properties. The Company and each Subsidiary has good and marketable title to all of their respective assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances. The Company and each Subsidiary owns or has the right to use under a valid lease or license the assets and properties used in the conduct of the Company Business. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any Subsidiary or used in the Company Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company or any Subsidiary is a party are fully effective and afford the Company or such Subsidiary valid leasehold possession of the real or personal property that is the subject of the lease without material disruption. Neither the Company nor any Subsidiary owns any real property.

      3.10 Absence of Certain Changes. Since the Balance Sheet Date, the Company and each Subsidiary has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company or any Subsidiary any:

            (a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

            (b) amendment or change in its Articles of Incorporation or Bylaws (or other comparable charter documents);

            (c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money (other than normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices and properly documented), or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

            (d) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date;

            (e) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products to its customers in the ordinary course of its business consistent with its past practices;

            (f) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

            (g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

            (h) except as required by Applicable Law, change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement made to or with any of such officers, directors, employees or agents (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries);

            (i) hiring or termination of any executive officer, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

            (j) Liability incurred by it to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

            (k) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or shareholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

            (l) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written indication or assertion by the other party thereto of any material problems with its services or performance under such Contract (or other right or obligation) or such other party's desire to so amend, relinquish, terminate or not renew any such Contract (or other right or obligation);

            (m) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

            (n) entering into by it prior to the Agreement Date of any transaction or Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $25,000 or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

            (o) except for the Letter Agreement between Acquiror and the Company dated August 15, 2003 relating to the transactions contemplated by this Agreement, making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company or any Subsidiary (other than the sale or license of products or services in the ordinary course of its business consistent with its past practices);

            (p) except as required by GAAP, any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

            (q) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $10,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

            (r) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through
(q) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

      3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.11(a)-(r) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or any of their respective assets or properties is bound, in each case, as of the Agreement Date (each a "COMPANY MATERIAL CONTRACT"):

            (a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $50,000 or more during the calendar year ended December 31, 2002 or during the eight month period ended August 31, 2003;

            (b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology and which involves payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $50,000 or more during the calendar year ended December 31, 2002 or during the eight month period ended August 31, 2003;

            (c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than shrink wrap and other software licenses generally available to the public at a per copy license fee of less than $1,000 per copy);

            (d) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

            (e) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger or any transaction contemplated by this Agreement;

            (f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

            (g) any lease or other contract, agreement, arrangement, commitment or undertaking under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party, in each case, providing for payments by it of greater than $10,000 per year;

            (h) any Contract that restricts it from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

            (i) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

            (j) any Company IP Rights Agreement (as defined in Section 3.13(b)) which involves payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $50,000 or more during the calendar year ended December 31, 2002 or during the eight month period ended August 31, 2003 or which is otherwise material to it;

            (k) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing the grant or exercise of incentive stock options or non-statutory stock options under the Company Option Plan;

            (l) any Contract with any labor union or any collective bargaining agreement with its employees;

            (m) any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

            (n) any Contract providing for indemnification or warranting by it (other than pursuant to its standard customer agreements, the forms of which are included in Schedule 3.11(n));

            (o) any Contract in which its officers, directors, employees or shareholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise);

            (p) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

            (q) any Contract with a Governmental Authority; or

            (r) any other Contract that is material to it or its business, operations, financial condition, properties or assets.

            A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(r) of this Section
3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter has been delivered to Acquiror's legal counsel. All Company Material Contracts are in written form.

      3.12 No Default; No Restrictions.

            (a) Each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or fact, with respect to the Company or any Subsidiary or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract. The Company has not received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract. The consummation of the Merger and other transactions contemplated hereby by the Company shall not require the consent, release, waiver or approval of any third party to any Company Material Contract (including the consent of any party required to be obtained in order to keep any Company Material Contract between such party and the Company or a Subsidiary in effect following the Merger). Neither the Company nor any of its Subsidiaries has any Liability for renegotiation of government contracts or subcontracts.

            (b) Except as listed in Schedule 3.11(h) of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to, and no asset or property of the Company or any Subsidiary is bound or affected by, any judgment, injunction, order, decree, Contract (noncompete or otherwise) that restricts or prohibits the Company or any Subsidiary or, following the Effective Time, the Surviving Corporation or Acquiror, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees, Contracts restricting the geographic area in which the Company or any Subsidiary may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any Subsidiary may address in operating the Company Business or restricting the prices which the Company or any Subsidiary may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13     Intellectual Property.

            (a) The Company and each Subsidiary owns or has the valid right or license to use all Intellectual Property used in the conduct of the Company Business, and to the extent that it does any of the following, to make, have made, offer for sale, sell, import, copy, distribute, display, perform, transmit, and create derivative works of any third party's Intellectual Property used in the conduct of the Company Business (such ownership and rights being hereinafter collectively referred to as the "COMPANY IP RIGHTS"). As used in this Agreement, "COMPANY-OWNED IP RIGHTS" means Company IP Rights that are owned by the Company or any Subsidiary; and "COMPANY-LICENSED IP RIGHTS" means Company IP Rights that are licensed to the Company or any Subsidiary by a third party.

            (b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right (collectively, the "COMPANY IP RIGHTS AGREEMENTS"); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company or the Surviving Corporation or any Subsidiary to exercise any Company IP Right or portion thereof. Except as set forth in
Schedule 3.13(b) of the Company Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by the Company or any Subsidiary to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by the Company or any Subsidiary to the extent necessary for the conduct of the Company Business and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party (but shall remain subject to pre-existing licenses to third parties of such rights).

            (c) Schedule 3.13(c) of the Company Disclosure Letter sets forth a list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold or distributed by the Company and its Subsidiaries and each product and service currently under development by the Company or any Subsidiary (each a "COMPANY PRODUCT OR SERVICE"). Neither the operation of the Company Business nor the use, development, manufacture, marketing, license, sale or distribution of any Company Product or Service currently licensed, utilized, sold, provided or distributed by the Company or any Subsidiary (i) violates any license or other Contract between the Company or such Subsidiary and any third party, or (ii) infringes or misappropriates or will infringe or misappropriate any Intellectual Property right of any other party (unless such activities would not constitute infringement or misappropriation but for a post-Closing change or modification made by Acquiror to the Company Business or such Company Product or Service). Neither the use, development, manufacture, marketing, license, sale or distribution of any Company Product or Service currently under development by Company or any Subsidiary, (i) violates any Contract between Company or such Subsidiary and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property rights of any other party (unless such activities would not constitute infringement or misappropriation but for a post-Closing change or modification made by Acquiror to such Company Product or Service under development). There is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company or any Subsidiary to exercise any Company IP Right, nor to the knowledge of the Company, is there any legitimate basis for any such claim, nor has the Company or any Subsidiary received any written notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts with or infringes the rights of any other party, nor to the knowledge of the Company, is there any legitimate basis for any such assertion. Neither the Company nor any Subsidiary has received any written notice from any third party requesting that the Company or any Subsidiary enter into a license under any third party patents. None of the Company-Owned IP Rights, the Company Products or Services, the Company or any of its Subsidiaries, or (to the knowledge of the Company) the Company-Licensed IP Rights, is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company or any of its Subsidiaries of any Company-Owned IP Rights, any Company-Licensed IP Rights or any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights, Company-Licensed IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

            (d) No current or former employee, consultant or independent contractor of the Company: (i) is to the knowledge of the Company, in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the knowledge of the Company, neither the employment of any employee of the Company or any Subsidiary, nor the use by the Company or any Subsidiary of the services of any consultant or independent contractor subjects the Company or such Subsidiary to any Liability to any third party (including for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Subsidiary).

            (e) The Company and each Subsidiary has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company's and its Subsidiaries' interests, proprietary rights and trade secrets in the Company IP Rights. All current and former officers, employees, consultants and independent contractors of the Company and any Subsidiary having access to proprietary information and inventions of the Company or such Subsidiary have executed and delivered to the Company or such Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Subsidiary (and, in the case of proprietary information of the Company's or such Subsidiary's customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Acquiror's legal counsel. The Company has secured valid written assignments from all of the Company's and its Subsidiaries' current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. To the extent that any technology, software or Intellectual Property developed or otherwise owned by a third party is incorporated into, integrated or bundled with, or used by the Company or its Subsidiaries in the development, manufacture or compilation of any of the Company Products or Services ("THIRD PARTY PRODUCT TECHNOLOGY"), a list and description of all such Third Party Product Technology is set forth on Schedule 3.13(e) of the Company Disclosure Letter.

            (f) Schedule 3.13(f) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any Subsidiary of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Subsidiary to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights. All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide

Web URLs or addresses, copyrights and mask work rights that are Company-Owned IP Rights are valid and subsisting, and the Company or such Subsidiary is the record owner thereof. The Company and its Subsidiaries are the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company or any of its Subsidiaries. The Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or Services or which the Company or any of its Subsidiaries otherwise purports to own.

            (g) The Company and its Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and licenses (other than licenses and rights listed in Schedule 3.13(h)-1 of the Company Disclosure Letter and licenses granted by it under standard customer agreements, the forms of which are included in Schedule 3.11(m) of the Company Disclosure Letter).

            (h) Schedule 3.13(h)-1 of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights and which involves payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $50,000 or more during the year ended December 31, 2002 or during the eight month period ended August 31, 2003 or which is otherwise material to it. All licenses, sublicenses and other Contracts as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights which are not listed on Schedule 3.13(h)-1 of the Company Disclosure Letter are in the form of standard customer agreements, the forms of which are included in Schedule 3.11(m) of the Company Disclosure Letter. Schedule 3.13(h)-2 of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any Company-Licensed IP Rights. None of the licenses or other Contracts listed in Schedule 3.13(h)-1 of the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. Since January 1, 2001, neither the Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by the Company or any of its Subsidiaries, to any third party (except for licenses of products to customers), or knowingly permitted the Company's and its Subsidiaries' rights in such Intellectual Property to lapse or enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

            (i) Neither the Company nor any Subsidiary nor any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Subsidiary or any other party acting on its behalf to any party of any Company Source Code. Schedule 3.13(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source

Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.13(i), "COMPANY SOURCE CODE" means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Company-Owned IP Rights or any other Company Product or Service marketed or currently proposed to be marketed by the Company or any Subsidiary.

            (j) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any Company Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company or any Subsidiary.

            (k) All software developed by the Company or any Subsidiary and licensed by the Company or any Subsidiary to customers and all Company Products or Services provided by or through the Company or any Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any Subsidiary has any material Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. Except as set forth on Schedule 3.13(k) of the Company Disclosure Letter, the Company has made available to Acquiror all Documentation and notes relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by the Company and its Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for that software.

            (l) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company Products or Services, computer software programs or applications owned by the Company or any Subsidiary. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.

            (m) No software covered by any Company-Owned IP Right or constituting any Company Product or Service has been distributed in whole or in part or used, or is being used in conjunction with any Public Software. As used in this Section 3.13(m), "PUBLIC SOFTWARE" means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under the GNU's General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

3.14     Compliance with Laws.

            (a) The Company and each Subsidiary has materially complied and is in material compliance with all Applicable Law.

            (b) All materials, products and services distributed or marketed by the Company and each Subsidiary have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

            (c) The Company and each Subsidiary holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any violation of Applicable Law ("GOVERNMENTAL PERMITS"), and all such Governmental Permits are valid and in full force and effect. Neither the Company nor any Subsidiary has received any written notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

            (d) Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary has, for or on behalf of the Company or any Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.

      3.15 Certain Transactions and Agreements. None of the officers and directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees or shareholders of the Company or any Subsidiary, nor, to the knowledge of the Company, any immediate family member of an officer, director, employee or shareholder of the Company or any Subsidiary, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). To the Company's knowledge, none of the officers, directors, employees or shareholders of the Company or any Subsidiary, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or shareholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company or any Subsidiary, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Acquiror. None of said officers, directors, employees, shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Company Business, except for the rights of a shareholder under Applicable Law.

      3.16 Employees, ERISA and Other Compliance.

            (a) The Company and each Subsidiary is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. A complete list of all employees, officers and consultants of the Company and its Subsidiaries and their current title and/or job description and compensation (base compensation and bonuses) is set forth on
Schedule 3.16(a) of the Company Disclosure Letter. All employees of the Company or any of its Subsidiaries are legally permitted to be employed by the Company or such Subsidiary in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. All independent contractors providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. The Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

            (b) Neither the Company nor any Subsidiary (i) to the knowledge of the Company, is now, or has ever been, subject to a union organizing effort,
(ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other Contract with any trade or labor union, employees' association or similar organization, and (iv) has any current material labor disputes. The Company and its Subsidiaries each has good labor relations, and the Company has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ.

            (c) The Company has no pension plan which constitutes, or has since the enactment of ERISA, constituted, a "multiemployer plan" as defined in
Section 3(37) of ERISA. No pension plan of the Company is subject to Title IV of ERISA.

            (d) (i) Schedule 3.16(d) of the Company Disclosure Letter lists each employment, consulting, severance or other similar Contract, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company, any Subsidiary or any ERISA Affiliate and covers any employee or former employee of the Company or any Subsidiary. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as "COMPANY BENEFIT ARRANGEMENTS".

                  (ii) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code, the Company either
(1) has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as "GUST"), the Tax Reform Act of 1986, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been delivered to Acquiror and its counsel), and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement, or (2) the Company has applied timely to the Internal Revenue Service for such letter or has a remaining period of time to apply for such letter. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

                  (iii) The Company has delivered to Acquiror and its legal counsel a complete and correct copy and description of each current Company Benefit Arrangement, including current trust documents, insurance policies and contracts, employee booklets, summary plan descriptions, summary of material modifications and other authorizing documents, and any material employee communications relating thereto.

                  (iv) The Company has timely filed and delivered to Acquiror and its legal counsel the three most recent annual reports (Form 5500) for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements.

                  (v) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened in writing against or with respect to any Company Benefit Arrangement (other than claims for benefits under such Company Benefit Arrangement which are routine and uncontested), including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor. Neither the Company nor any Subsidiary has ever been a participant in any "prohibited transaction" within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or such Subsidiary sponsors as employer or in which the Company or such Subsidiary participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that would be reasonably likely to result in an excise tax under the Code.

                  (vi) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company's financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company and its Subsidiaries after the Balance Sheet Date).

                  (vii) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

                  (viii) The Company shall not have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

            (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2002 (other than increased insurance premiums).

            (f) Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women's Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company and its employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on the Company, any Subsidiary or Acquiror.

            (g) No benefit payable or that may become payable by the Company or any Subsidiary pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Articles of Merger shall constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Schedule 3.16(g) of the Company Disclosure Letter, neither the Company or any Subsidiary is a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or
(C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations
(i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.16(g) of the Company Disclosure Letter.

            (h) Each compensation and benefit plan that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (each such plan, a "FOREIGN PLAN") is listed in Schedule 3.16(h) of the Company Disclosure Letter. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan, (ii) all material contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, each Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable law and regulations, (v) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and (vii) except as required by applicable laws, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).

            (i) In the past two years, there has been no "mass layoff," "employment loss," or "plant closing" as defined by the Workers Adjustment and Retraining Notification Act (the "WARN ACT") in respect of the Company.

            (j) No amount of cash shall be payable in connection with the Merger to (i) Paul Winn pursuant to the Stock Option Agreement between the Company and Mr. Winn dated November 6, 2000, as amended April 24, 2003, for the difference between the Minimum Payment (as defined in such agreement) and the Value (as defined in such agreement) of Mr. Winn's Company Options and (ii) Robert Frankenberg pursuant to the Stock Option Agreement between the Company and Mr. Frankenberg dated June 6, 2001, as amended on April 24, 2003, for the difference between the Minimum Payment (as defined in such agreement) and the Value (as defined in such agreement) of Mr. Frankenberg's Company Options.

      3.17 Corporate Documents. The Company has delivered to Acquiror's legal counsel for examination all documents listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Articles of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company and each Subsidiary; (b) except as set forth on Schedule 3.17 of the Company Disclosure Letter, the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and shareholders of the Company and each Subsidiary; (c) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of options and warrants relating to the Company; and (d) all permits, orders and consents issued by, and filings (including all applications for such permits, orders and consents) by the Company with, any regulatory agency with respect to any securities of the Company which are in the possession of the Company or its Subsidiaries.

      3.18 No Brokers. Neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, except amounts payable to Deutsche Bank Securities Inc. in connection with the Merger. Neither Acquiror nor the Surviving Corporation shall incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Merger.

      3.19 Books and Records.

            (a) The books, records and accounts of the Company and its Subsidiaries (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Company Financial Statements.

            (b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on the Company's books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      3.20 Insurance. The Company and its Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.20 of the Company Disclosure Letter. The Company and its Subsidiaries maintain all legally required insurance.
Schedule 3.20 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as of the date hereof as well all material claims made under such policies and bonds since January 1, 2002. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Each of the Company and each Subsidiary has delivered to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Subsidiary.

      3.21 Environmental Matters.

            (a) The Company, each Subsidiary and their respective predecessors and affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company or such Subsidiary of all permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the knowledge of the Company, no current or prior owner of any property leased or possessed by the Company or such Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or such Subsidiary is not in compliance with any Environmental Law.

            (b) For purposes of this Section 3.21: (i) "ENVIRONMENTAL LAW" means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

      3.22 No Existing Discussions. Neither the Company nor any Subsidiary nor any director, officer, shareholder, employee or agent (or any investment banker, broker, finder or similar party) of the Company or any Subsidiary is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.

      3.23 Customers and Suppliers.

            (a) Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2002 or the eight months ended August 31, 2003, was one of the 20 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (each, a "SIGNIFICANT CUSTOMER"), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Customer with respect to Company Products or Services. Each Significant Customer is listed on Schedule 3.23(a) of the Company Disclosure Letter. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any notice (whether written or oral) from any Significant Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

            (b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2002 or the eight months ended August 31, 2003 was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a "SIGNIFICANT SUPPLIER"), and the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 3.23(b) of the Company Disclosure Letter. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). The Company and its Subsidiaries have access to all products and services reasonably necessary to carry on the Company Businesses, on the terms set forth in applicable Contracts for such products and services, and the Company has no knowledge of any reason why it will not continue to have such access on such terms.

      3.24 Privacy. Neither the Company nor any Subsidiary has collected any personally identifiable information from any third parties. The Company and each Subsidiary has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Schedule 3.24 of the Company Disclosure Letter. The Company's and its Subsidiaries' privacy policies are and have been available on the Company Websites (as defined below) at all times during the periods indicated on Schedule 3.24 of the Company Disclosure Letter. The Company's and its Subsidiaries' privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies. The Company and each Subsidiary has complied with all Applicable Law relating to
(a) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by the Company and its Subsidiaries (collectively, the "COMPANY WEBSITES"), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company and its Subsidiaries or by third parties having authorized access to the Company's and its Subsidiaries' records. The Company's and its Subsidiaries' privacy policies conform, and at all times have conformed, to all of the Company's and its Subsidiaries' contractual commitments to their customers and the viewers of the Company Websites. Each of the Company Websites and all materials distributed or marketed by the Company and its Subsidiaries have at all times made all disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. No claims have been asserted or, to the knowledge of the Company, are threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under the privacy policies of the Company or its Subsidiaries. With respect to all personal and user information described in this Section 3.24, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

      3.25 Accounts Receivable. The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company's and its Subsidiaries' past practices. The accounts receivable of the Company and its Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges. None of the accounts receivable of the Company and its Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company or any Subsidiary of any obligation or Contract other than normal warranty repair and replacement.

No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 3.25 of the Company Disclosure Letter sets forth as of the Balance Sheet Date an aging of the Company's and its Subsidiaries' accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Schedule 3.25 of the Company Disclosure Letter sets forth as of the Balance Sheet Date such amounts of accounts receivable of the Company which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

      3.26 Inventory. The inventories shown on the Company Balance Sheet (net of any reserve on the Company Balance Sheet) or thereafter acquired by the Company or any Subsidiary, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since the Balance Sheet Date, the Company and each Subsidiary has continued to replenish inventories in a normal and customary manner consistent with past practices. Neither the Company nor any Subsidiary has received written notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.

      3.27 Disclosure. This Agreement (including its exhibits and schedules and the Company Disclosure Letter), taken together, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. The Entity Representatives collectively have administrative or operational duties and responsibilities with respect to each of the matters addressed by the representations and warranties of the Company set forth in this Article 3.

                                   ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

      Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Acquiror addressed to the Company, dated as of the Agreement Date and delivered to the Company concurrently with the parties' execution of this Agreement (the "ACQUIROR DISCLOSURE LETTER" (if any)) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 4 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Acquiror and Merger Sub under this Article 4), Acquiror and Merger Sub represent and warrant to the Company as follows:

      4.1 Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements. Acquiror has made available to the Company true and complete copies of the currently effective Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of Acquiror and Merger Sub, each as amended to date. Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws, each as amended to date.

      4.2 Power, Authorization and Validity.

            (a) Power and Authority. Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Acquiror Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Acquiror of this Agreement, each of the Acquiror Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

            (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Acquiror Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for: (i) the filing by Acquiror of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and the expiration or early termination of applicable waiting periods under the HSR Act; and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Acquiror or Merger Sub would not be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

            (c) Enforceability. This Agreement has been duly executed and delivered by Acquiror and Merger Sub. This Agreement and each of the Acquiror Ancillary Agreements are, or when executed by Acquiror shall be, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

      4.3 No Conflict. Neither the execution and delivery of this Agreement, any of the Acquiror Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and
(c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

                                   ARTICLE 5
                                COMPANY COVENANTS

      During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, the Company covenants and agrees with Acquiror as follows:

      5.1 Advice of Changes. The Company shall promptly advise Acquiror in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate such that the condition set forth in Section 9.1 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied, (c) any Material Adverse Change in the Company, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Article 9 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Letter.

      5.2 Maintenance of Business.

            (a) The Company shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to carry on and preserve the Company Business and its business relationships with customers, advertisers, suppliers, employees and others with whom the Company or any Subsidiary has contractual relations. If the Company becomes aware of a material deterioration in the relationship with any key customer, key advertiser, key supplier or key employee, it shall promptly bring such information to Acquiror's attention in writing and, if requested by Acquiror, shall exert commercially reasonable efforts to promptly restore the relationship.

            (b) The Company shall, and shall cause each Subsidiary to, (i) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform its other Liabilities when due.

            (c) The Company shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

      5.3 Conduct of Business. The Company shall, and shall cause each Subsidiary to, continue to conduct the Company Business in the ordinary and usual course consistent with its past practices, and the Company shall not, and shall not permit any Subsidiary to, without Acquiror's prior written consent:

            (a) incur any indebtedness for borrowed money (including pursuant to that certain Credit and Security Agreement between the Company and Wells Fargo Business Credit, Inc. dated September 1, 1998, as amended) or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

            (b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

            (c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction or take any other action not in the ordinary course of business consistent with its past practices;

            (d) place or agree to the placement of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

            (e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

            (f) enter into any Contract involving in excess of $10,000 for the purchase, sale or lease of any property, whether real or personal, tangible or intangible (except as set forth on Schedule 5.3(f) to the Company Disclosure Letter);

            (g) (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except pursuant to Contracts disclosed in writing to Acquiror prior to the Agreement Date and listed on Schedule 5.3(g) of the Company Disclosure Letter), (ii) amend or enter into any employment or consulting Contract with any such person (other than the hiring of an "at will" employee for annual compensation not in excess of $50,000 or to fill an open position set forth on Schedule 5.3(g) of the Company Disclosure Letter), or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);

            (h) change any of its accounting methods, unless required by GAAP;

            (i) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for (i) the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock or (ii) the repurchase of stock using proceeds from the exercise of Company Options or Company Warrants after the Agreement Date), or pay or distribute any cash or property to any of its shareholders or securityholders or make any other cash payment to any of its shareholders or securityholders;

            (j) terminate, waive or release any material right or claim;

            (k) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or Company Warrants outstanding on the Agreement Date; and (ii) the issuance pursuant to the Company Option Plan of Company Options to purchase up to 50,000 shares of Company Common Stock remaining available for issuance pursuant to the Company Option Plan between the Agreement Date and the Closing Date, provided that such options (1) are issued in the ordinary course of business consistent with past practices at exercise prices at least equal to the fair market value of Company Common Stock on the date of grant, and (2) are issued solely to individuals who become employees of the Company after the Agreement Date or as otherwise approved by Acquiror in writing;

            (l) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

            (m) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

            (n) amend its Articles of Incorporation or Bylaws or other comparable charter documents (other than the amendment to the Company's Articles of Incorporation contemplated by Section 9.11 and the amendment of the Company's Bylaws contemplated by Section 5.11(e));

            (o) license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than $1,000 per copy);

            (p) materially change any insurance coverage;

            (q) (i) agree to any audit assessment by any taxing authority, (ii) file any Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Acquiror for its review at a reasonable time prior to filing, (iii) except as required by applicable law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

            (r) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions (other than the acceleration of vesting contemplated by Section 5.15);

            (s) (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the settlement amount does not exceed $10,000 and does not involve injunctive or other equitable relief);

            (t) (i) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with its past practices or as set forth on Schedule 5.3(t) to the Company Disclosure Letter;

            (u) materially change the manner in which it extends warranties, discounts or credits to customers;

            (v) (i) agree to do any of the things described in the preceding clauses (a)-(v), (ii) take or agree to take any action which would reasonably be expected to make any of the Company's representations or warranties contained in this Agreement materially untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

      5.4 Regulatory Approvals. The Company shall, and shall cause each Subsidiary to, promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Acquiror of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby. If the Company or any affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Acquiror.

      5.5 Necessary Consents. The Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Corporation (or Acquiror) to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to the Contracts to which the Company or any Subsidiary is a party or is bound or by which any of their respective assets is bound which are set forth on Schedule 5.5 of the Company Disclosure Letter.

      5.6 Litigation. The Company shall notify Acquiror in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company or any Subsidiary to be threatened against the Company or any Subsidiary or any of their respective officers, directors, employees or shareholders in their capacity as such (other than claims for benefits under Company Benefit Arrangement which are routine and uncontested).

      5.7 No Other Negotiations.

            (a) The Company shall not, and shall not authorize, encourage or permit any Subsidiary or any of their respective officers, directors, employees, shareholders, affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, "COMPANY REPRESENTATIVES") to, directly or indirectly: (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Acquiror) concerning any Alternative Transaction; (ii) furnish any nonpublic information regarding the Company or its Subsidiaries to any Person (other than Acquiror and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to a binding "no shop" covenant); (iii) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Acquiror and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to a binding "no shop" covenant); (iv) otherwise knowingly cooperate with, facilitate or encourage any effort or attempt by any Person (other than Acquiror and its agents and advisors) to effect any Alternative Transaction; or (v) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Acquiror) that is related to, provides for or concerns any Alternative Transaction. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.7(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.7(a).

            (b) The Company shall immediately notify Acquiror after receipt by the Company and/or any Subsidiary (or, to the Company's knowledge, by any of the Company Representatives) of (i) any inquiry, offer or proposal that constitutes an Alternative Transaction, or (ii) any request for nonpublic information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary by any Person or Persons other than Acquiror which the Company reasonably expects to lead to an inquiry, offer or proposal that constitutes an Alternative Transaction (which notice shall identify the Person or Persons making such inquiry, offer, proposal or request). The Company shall keep Acquiror fully informed of the status and details of any such inquiry, offer or proposal and any written correspondence or communications related thereto and shall provide to Acquiror a correct and complete copy of such inquiry, offer or proposal and any amendments, written correspondence and communications related thereto. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

      5.8 Access to Information. The Company shall allow Acquiror and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company and its Subsidiaries, including any and all information relating to the Company's and its Subsidiaries' taxes, Contracts, Liabilities, financial condition and real, personal and intangible property (including source code), subject to the terms of the Mutual Non-Disclosure Agreement between the Company and Acquiror dated March 26, 2003 (the "MUTUAL NDA") and except as otherwise set forth on Schedule
5.8 to the Company Disclosure Letter. The Company shall cause its and its Subsidiaries' accountants to cooperate with Acquiror and Acquiror's agents and advisors (provided that, prior to any disclosure to such agents or advisors, such agents or advisors have entered into a confidentiality agreement with substantially similar restrictions as included in the Mutual NDA to restrict the use and disclosure of the Company's and its Subsidiaries' confidential information) in making available all financial information reasonably requested by Acquiror and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

      5.9 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 9, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

      5.10 Company Benefit Arrangements. The Company's Board of Directors shall adopt resolutions authorizing the termination of the 401(k) Plan and the Company shall execute an amendment to the 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

      5.11 Approval of the Company Shareholders.

            (a) The Company shall take all action necessary in accordance with this Agreement, the Utah Law, and the Articles of Incorporation and Bylaws of the Company to call, notice, convene, hold and conduct a meeting of the Company Shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of voting upon approval of the Merger and adoption of this Agreement. The Company shall hold the Company Shareholders Meeting as soon as practicable and in no event later than 30 days following the Agreement Date. The Company shall consult with Acquiror regarding the date of the Company Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum and postponements and adjournments not to exceed five business days in the aggregate necessary for the sole purpose of obtaining additional votes in order to obtain the requisite vote of the Company Shareholders necessary to approve the Merger and adopt this Agreement) the Company Shareholders Meeting without the prior written consent of Acquiror. The Company shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies to be voted on the approval of the Merger and adoption of this Agreement. The Company's obligation to call, give notice of, convene, hold and conduct the Company Shareholders Meeting in accordance with this Section 5.11(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Alternative Transaction. The Company shall exercise commercially reasonable efforts to take all other action necessary to secure the vote or consent of the Company Shareholders required to effect each of the transactions contemplated by this Agreement.

            (b) The Company's Board of Directors shall recommend that the Company Shareholders vote in favor of the approval of the Merger and adoption of this Agreement at the Company Shareholders Meeting. Neither the Company's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the recommendation of the Company's Board of Directors that the Company Shareholders vote in favor of and approve the Merger and adopt this Agreement.

            (c) The Company shall obtain and deliver to Acquiror, prior to the mailing or delivery to the Company Shareholders of the proxy statement for the Company Shareholders Meeting (the "COMPANY PROXY STATEMENT"), a Parachute Payment Waiver substantially in the form attached hereto as Exhibit D ("PARACHUTE PAYMENT WAIVER") from each Person who the Company and Acquiror reasonably agree is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 5.11(d), and who the Company and Acquiror reasonably agree might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons being set forth on Schedule 5.11(c) of the Company Disclosure Letter).

            (d) The Company shall include in the Company Proxy Statement a proposal to be voted on by the Company Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code (the "280G PROPOSAL") so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.11(c), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Treasury Regulations.

            (e) On the Agreement Date, the Company shall take all corporate action on the part of its board of directors and shareholders necessary to amend its Bylaws such that the Control Shares Acquisition Act of the State of Utah does not apply to control share acquisitions of shares of the Company, including pursuant to the Voting Agreement and Proxy (as defined in the Voting Agreement). Within 14 days after the Agreement Date, the Company shall deliver to Acquiror a Voting Agreement and Proxy executed by any one or more Company Shareholders listed on Exhibit B-1, owning as of the date of their respective entry into the Voting Agreement and Proxy, an aggregate number of shares of Company Capital Stock equal to not less than: (i) a majority of the outstanding Company Series A Stock, (ii) a majority of the outstanding Company Series C Stock, and (iii) 70% of the aggregate voting power, on an as-converted-to-Company-Common-Stock basis, of the outstanding Company Capital Stock, and in the event that the Company fails to do so, then the Company shall, within 16 days after the Agreement Date, pay $4,500,000 to Acquiror in immediately available funds by check or wire transfer. The Company acknowledges its awareness of the provisions of the Voting Agreement and, to the extent permitted by law, shall recognize, and shall not contest, the voting by Acquiror of the Subject Shares (as defined in the Voting Agreement) through the use of the Proxy, in accordance with the terms of the Voting Agreement and the Proxy, at the Company Shareholders Meeting.

      5.12 Notices to Company Securityholders and Employees.

            (a) The Company shall timely provide to holders of Company Capital Stock, Company Options and Company Warrants all advance notices required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Company Option Plan, the Company Warrants or other applicable Contracts.

            (b) The Company shall give all notices and other information required to be given by the Company to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

      5.13 Closing Financial Certificate. At least two business days prior to the Closing Date, the Company shall deliver a draft of the Closing Financial Certificate to Acquiror. The Company shall cause such draft certificate to be derived from the books and records of the Company. In preparing such certificate, the Company shall use its commercially reasonable efforts to reflect the dollar amount of all the Company Closing Assets, Company Closing Liabilities and Merger Expenses then known or reasonably calculable. Without limiting the generality or effect of the provisions of Section 5.8, the Company shall provide to Acquiror, promptly after Acquiror's request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate to the extent such documents or instruments have not already been provided.

      5.14 Acceleration of Unvested Securities. On the Closing Date, the Company shall accelerate in full the vesting of all outstanding Unvested Company Shares, Unvested Company Options and Unvested Company Warrants, it being understood that all such accelerated securities shall be factored into the calculation of the Fully-Diluted Company Common Stock, the Fully-Diluted Company Series C Stock and the number of shares of Company Series C Stock subject to the Company Series C Repurchase Warrants (unless otherwise expressly excluded by the wording of the definition of Fully-Diluted Company Common Stock or Fully-Diluted Company Series C Stock).

                                   ARTICLE 6
                               ACQUIROR COVENANTS

      During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, Acquiror covenants and agrees with the Company as follows:

      6.1 Advice of Changes. Acquiror shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquiror or Merger Sub contained in
Article 4 untrue or inaccurate such that the condition set forth in Section 8.1 would not be satisfied and (b) any breach of any covenant or obligation of Acquiror or Merger Sub pursuant to this Agreement, any Acquiror Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 8.2 would not be satisfied.

      6.2 Regulatory Approvals. Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Acquiror Ancillary Agreement or any Merger Sub Ancillary Agreement. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents. Acquiror shall promptly inform the Company of any material communication between Acquiror and any Governmental Authority regarding any of the transactions contemplated hereby. If Acquiror or any affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Acquiror nor any of its Subsidiaries or affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror, any of its Subsidiaries or affiliates or the Company or any of its Subsidiaries, or the holding separate of the shares of Company Common Stock or (ii) the imposition of any limitation on the ability of Acquiror or any of its Subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock.

      6.3 Satisfaction of Conditions Precedent. Acquiror shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 8, and Acquiror shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

      Acquiror also covenants and agrees with the Company as follows:

      6.4 Employee Benefit Matters. As promptly as reasonably practicable after the Effective Time, Acquirer shall enroll those persons who were employees of the Company or its Subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its Subsidiaries or become employees of Acquiror following the Effective Time ("CONTINUING EMPLOYEES") in Acquiror's employee benefit plans for which such employees are eligible (the "ACQUIROR PLANS"), including its severance plan, medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Acquiror Plans on substantially similar terms applicable to employees of Acquiror who are similarly situated based on levels of responsibility. Without limiting the generality of the foregoing, Acquiror shall recognize the prior service with the Company of each of the Continuing Employees in connection with Acquiror's PTO policy and severance plan, for purposes of eligibility, vesting and levels of benefits. Notwithstanding anything in this Section 6.4 to the contrary, this Section 6.4 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Acquiror to continue to maintain any employee benefit plan in effect following the Effective Time for Acquiror's employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Acquirer at will at any time, with or without cause, for any reason or no reason.

      6.5 Indemnification of Company Directors and Officers.

            (a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Acquiror will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the "COMPANY INDEMNIFIED PARTIES") pursuant to any indemnification provisions under the Company's Articles of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date (the "COMPANY INDEMNIFICATION PROVISIONS"), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. In connection therewith Acquiror will cause the Surviving Corporation to advance expenses to the Company Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any claims for indemnification made under this
Section 6.5(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 6.5(a) shall not apply to (i) any claim or matter that relates to a willful or intentional breach of a representation, warranty or covenant made by the Company in connection with this Agreement or the transactions contemplated hereby or made by a the Company Shareholder in connection with the Voting Agreement or (ii) any claim based on a claim for indemnification made by an Acquiror Indemnified Person pursuant to Section 11. In the event of breach of the representation set forth in Section 3.6(b), this
Section 6.5(a) shall be terminated with respect to any claim not disclosed in
Schedule 3.6(b).

            (b) For a period of six years after the Effective Time, Acquiror will cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Acquiror or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such 150% of such annual premium).

            (c) This Section 6.5 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Company Indemnified Parties.

                                   ARTICLE 7
                                 CLOSING MATTERS

      7.1 The Closing. Subject to termination of this Agreement as provided in
Article 10, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Articles of Merger shall be filed with the Utah Department of Commerce, Division of Corporations and Commercial Code in accordance with the Utah Law.

      7.2 Exchange.

            (a) At the Effective Time, all outstanding Company Capital Stock, Company Options and Company Warrants shall, by virtue of the Merger and without further action, cease to exist, and all such securities shall be converted into the right to receive from Acquiror the cash amount to which the holder thereof is entitled pursuant to Section 2.1(b), subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares), and Section 2.3 (regarding the withholding of the Escrow Cash).

            (b) Within three business days after the Closing Date, Acquiror shall make available to Equiserve Trust Company, N.A. (the "EXCHANGE AGENT") cash in an amount sufficient to permit the payment of the cash amounts to which the Company Securityholders are entitled pursuant to Section 2.1(b), subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares), and Section 2.3 (regarding the withholding of the Escrow Cash). As soon as practicable after the Closing Date (and in any event no later than three business days after the Closing Date), the Acquiror shall cause to be mailed to each holder of record of Company Capital Stock, Company Options or Company Warrants that were outstanding immediately prior to the Effective Time (the certificates or instruments evidencing such securities being "COMPANY CERTIFICATES") and which were converted into the right to receive cash pursuant to Section 2.1(b) the following: (i) a letter of transmittal in substantially the form attached hereto as Exhibit E ("LETTER OF TRANSMITTAL") (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash amounts specified in
Article 2. Upon surrender of a Company Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to Acquiror and the

Exchange Agent (the "AFFIDAVIT") (together with any required Form W-9 or Form W-8) to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay by check to each tendering holder of a Company Certificate or an Affidavit (each, a "TENDERING COMPANY HOLDER") the cash amounts to which such Tendering Company Holder is entitled pursuant to Section 2.1(b), subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares), and Section 2.3 (regarding the withholding of the Escrow
Cash).

            (c) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of any Company Capital Stock, Company Options or Company Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Company Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 7.2.

            (d) Until Company Certificates are surrendered or an Affidavit is delivered pursuant to Section 7.2(b), such Company Certificates shall be deemed, for all purposes, to evidence ownership of the amount of cash which Company Capital Stock, Company Options or Company Warrants shall have been converted pursuant to Section 2.1(b), subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares), and Section 2.3 (regarding the withholding of the Escrow Cash).

      7.3 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock are entitled to dissenters' rights pursuant to the Utah Law, any Dissenting Shares shall not be converted into a right to receive cash as provided in Section 2.1(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the Utah Law. Each holder of Dissenting Shares who, pursuant to the provisions of the Utah Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Utah Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Utah Law). In the event that any Company Shareholder fails to make an effective demand for payment or fails to perfect its dissenters' rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article 2 in respect of such shares had such shares never been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 7.2, following the satisfaction of the applicable conditions set forth in Section 7.2, the cash, without interest thereon, to which such Company Shareholder would have been entitled under
Section 2.1(b) with respect to such shares, subject to the provisions of Section
2.3 (regarding the withholding of the Escrow Cash). The Company shall give Acquiror prompt notice (and in no event more than two business days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Shareholder's dissenters' rights, and Acquiror shall (after consultation with the Company) have the right to control all negotiations and proceedings with respect to any such demand. The Company agrees that, except with Acquiror's prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters' rights.

                                   ARTICLE 8
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

      The Company's obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company and (b) by proceeding with the Closing, the Company shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied):

      8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth in Article 4 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), except to the extent the failure of such representations and warranties to be so true and correct does not have a material adverse effect on Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements, and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

      8.2 Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing), except to the extent the failure to so perform and comply with such covenants does not have a material adverse effect on Acquiror's ability to consummate the Merger or to perform its obligations under this Agreement and the Acquiror Ancillary Agreements, and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

      8.3 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

      8.4 Government Consents; HSR Compliance. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by Acquiror or the Company.

      8.5 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Acquiror, the Escrow Agent and the Representative.

      8.6 Company Shareholder Approvals. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Utah Law and the Company's Articles of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote of the Company Shareholders.

                                    ARTICLE 9
              CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

      Acquiror's and Merger Sub's obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Acquiror and Merger Sub in a writing signed by Acquiror and (b) by proceeding with the Closing, Acquiror and Merger Sub shall be deemed to have waived any of such conditions that remains unfulfilled or unsatisfied, provided, any such waiver shall not affect in any way the rights of Acquiror Indemnified Person to seek indemnification pursuant to the terms of
Article 11 hereof):

      9.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Article 3 shall be true and correct in all respects on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, in all respects, on and as of such specified date or dates); provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations or warranties are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality standard contained in such representations or warranties), individually or in the aggregate, does not constitute a Material Adverse Change with respect to the Company; provided further, that satisfaction of the foregoing condition pursuant to the immediately preceding clause shall not affect in any way the rights of Acquiror Indemnified Person to seek indemnification pursuant to the terms of Article 11 hereof for Damages arising out of the failure of any representation or warranty to be so true and correct. At the Closing Acquiror shall have received a certificate to the foregoing effect executed by the Company's President or Chief Executive Officer.

      9.2 Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in Article 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Acquiror shall have received a certificate to such effect executed by the Company's President or Chief Executive Officer.

      9.3 No Material Adverse Change. There shall not have been any Material Adverse Change in the Company, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement, and at the Closing Acquiror shall have received a certificate to such effect executed by the Company's President or Chief Executive Officer.

      9.4 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement; or (b) Acquiror's right (or the right of any Subsidiary of Acquiror) to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Company) or conduct the Company Business on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or that would be reasonably expected to have a Material Adverse Effect on the Company or Acquiror.

      9.5 Government Consents; HSR Compliance. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by Acquiror or the Company.

      9.6 Opinion of Company's Legal Counsel. Acquiror shall have received from Stoel Rives LLP, legal counsel to the Company, an opinion opining to the matters set forth in Exhibit F.

      9.7 Consents. Acquiror shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of the Contracts set forth on Schedule 5.5 of the Company Disclosure Letter following the Merger without modification or amendment of the terms of such Contracts.

      9.8 Company Shareholder Approvals. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Utah Law and the Company's Articles of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote of the Company Shareholders. The number of Dissenting Shares shall not exceed 10% of all the Company Capital Stock (on an as-converted to Company Common Stock basis) outstanding as of immediately prior to the Effective Time.

      9.9 Reserved.

      9.10 Acknowledgements of Holders of Company Redemption Stock, Company Options and Company Warrants. Holders of Company Redemption Stock, Company Options and Company Warrants set forth on Schedule 9.10 of the Company Disclosure Letter shall have executed an acknowledgement to the effect that (a) in connection with the Merger, such holders are entitled to only the payments contemplated by Section 2.1(b) in exchange for their Company Redemption Stock, Company Options and Company Warrants and (b) on the Closing Date, such Company Options and Company Warrants shall terminate without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than to make the payments contemplated by Section 2.1(b)).

      9.11 Termination, Modification or Satisfaction of Company Shareholder Documents and Rights. Each of the Series C Preferred Stock and Warrant Purchase Agreement dated as of October 24, 2001, Amended and Restated Investor Rights Agreement dated as of October 24, 2001, Amended and Restated Voting Agreement dated as of October 24, 2001, Amended and Restated Co-Sale Agreement dated as of October 24, 2001, Extension and Escrow Agreement dated as of June 21, 2001, Put Right Termination Agreement dated as of June 21, 2001, Redemption Rights Agreement entered into as of April 23, 1999, and Agreement dated July 30, 1999 by and among the Company, Chicago Venture Partners, L.P. and PowerQuest Funding, L.L.C. shall have been terminated, effective as of the Closing, in accordance with their respective terms and there shall be no continuing obligations of the Company thereunder. The Articles of Incorporation of the Company shall have been amended by all necessary corporate action to exempt the Merger and other transactions contemplated by this Agreement from application of the liquidation preference provisions of such Articles of Incorporation.

      9.12 Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company and each Subsidiary, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

      9.13 Closing Financial Certificate. Acquiror shall have received the draft Closing Financial Certificate from the Company as required by Section 5.13, the draft Closing Financial Certificate shall indicate that the difference obtained by subtracting the amount of Company Closing Liabilities from the amount of Company Closing Assets is in excess of a positive amount of $6,600,000; provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the draft Closing Financial Certificate is accurate and shall not diminish Acquiror's remedies hereunder if the draft Closing Financial Certificate is not accurate.

      9.14 Spreadsheet. Acquiror shall have received the Spreadsheet from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the Spreadsheet is accurate and shall not diminish Acquiror's remedies hereunder if the Spreadsheet is not accurate.

      9.15 Section 280G Approval. The 280G Proposal shall have been subject to a vote by the Company Shareholders as required by Section 5.11(d), and, as required by Section 5.11(c), each "disqualified individual" set forth on
Schedule 5.11(c) of the Company Disclosure Letter shall have agreed pursuant to the Parachute Payment Waiver to, and shall, forfeit any payments that would be non-deductible if the shareholder approval described in Section 5.11(d) is not obtained.

      9.16 Company Good Standing Certificates. Acquiror shall have received a certificate from the State of Utah and each other State in which the Company or any Subsidiary is qualified to do business as a foreign corporation certifying that the Company or such Subsidiary is in good standing and that all applicable taxes and fees of the Company or such Subsidiary have been paid.

      9.17 Termination of Company Benefit Arrangements. The Company shall have delivered (a) a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, authorizing the termination of the Company's 401(k) Plan, and (b) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

      9.18 Acceleration of Unvested Securities. The vesting of all outstanding Unvested Company Shares, Unvested Company Options and Unvested Company Warrants shall have been accelerated in full by the Company as of the Closing Date.

      9.19 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Escrow Agent and the Representative.

      9.20 FIRPTA. Acquiror, as agent for the shareholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to Acquiror, which states that shares of Company Capital Stock do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3).

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

      10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Acquiror and the Company.

      10.2 Unilateral Termination.

            (a) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

            (b) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on December 31, 2003; provided, however, that the right to terminate this

Agreement pursuant to this Section 10.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in
Article 8 or Article 9 to be fulfilled or satisfied on or before such date.

            (c) Either Acquiror or the Company may terminate this Agreement at any time prior to the Effective Time if (a) the other has committed a breach of
(i) any of its representations and warranties under Article 3 or Article 4, as applicable, or (ii) any of its covenants under Article 5 or Article 6, as applicable, and has not cured such breach within ten business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 10.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (b) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article 9 or Article 8, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 10.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

            (d) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if any required approval of the Company Shareholders approving the Merger and adopting this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly noticed and held meeting of shareholders (or at any adjournment thereof) within 30 days following the Agreement Date; provided, however, that the right to terminate this Agreement under this Section 10.2(d) shall not be available to the Company where the failure to obtain shareholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement.

            (e) Acquiror, by giving written notice to the Company, may terminate this Agreement if (i) the Company's Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, (ii) the Company shall have materially breached or be deemed to have materially breached Section 5.7 (No Other Negotiations), (iii) the Company shall have for any reason failed to call, convene and hold the Company Shareholders Meeting (or submit to the vote of the Company Shareholders at the Company Shareholders Meeting the approval of the Merger and adoption of this Agreement) within 30 days following the Agreement Date, (iv) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Company's Board of Directors of the Company in connection therewith, does not within five business days of such occurrence reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction, or (v) the Company fails to timely make any payment due under Section 5.11(e).

      10.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or the Company or their respective officers, directors, shareholders or affiliates; provided, however, that (i) the provisions of this Section 10.3 (Effect of Termination) and Article 12 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement, (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party's representations, warranties or covenants contained herein (including any failure on the part of the Company to timely make any payment due under Section 5.11(e)), (iii) in the event that this Agreement is terminated pursuant to Sections 10.1, 10.2(a) or 10.2(b) or terminated by the Company pursuant to Section 10.2(c), then Acquiror shall, within two business days of any such termination, pay $25,000 to the Company in immediately available funds by check or wire transfer.

                                   ARTICLE 11
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES; CONTINUING COVENANTS

      11.1 Survival. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the one year anniversary of the Effective Time; provided, however, that no right to indemnification pursuant to Article 11 in respect of any claim based upon any failure of a representation or warranty to be true and correct that is set forth in a Notice of Claim delivered prior to the expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Acquiror Indemnified Person under Article 11 or otherwise to seek recovery of Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary until the expiration of the applicable statute of limitations. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article 5 and Article 6) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to Article 11 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

      11.2 Agreement to Indemnify. Acquiror and its officers, directors, agents, representatives, stockholders and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an "ACQUIROR INDEMNIFIED PERSON" and collectively as "ACQUIROR INDEMNIFIED PERSONS") shall be indemnified and held harmless from and against any and all losses, reductions in value, costs, damages, Liabilities and expenses (including reasonable attorneys' fees, other professionals' and experts' fees, costs of investigation and court costs), calculated net of actual recoveries under existing insurance policies (net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) (hereinafter collectively referred to as "DAMAGES"), arising from assessments, taxes, claims, demands, assertions of liability, or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with: (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter (including the schedules thereto) to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates); (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Acquiror pursuant to any provision of this Agreement (other than the Closing Financial Certificate) to be true and correct as of the date such certificate is delivered to Acquiror; (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or the Company Disclosure Letter (including the schedules thereto); (iv) any inaccuracies in the Spreadsheet or in the draft Closing Financial Certificate resulting in the excess of Company Closing Assets over Company Closing Liabilities as set forth in the Closing Financial Certificate to be less than $6,600,000; (v) any Indemnifiable Merger Expenses; or (vi) any Dissenting Shares Excess Payments.

      11.3 Limitations.

            (a) If the Merger is consummated, recovery from the Escrow Cash shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clauses (i)-(vi) of Section 11.2, except in the case of fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary. Nothing in this Agreement shall limit the liability (i) of the Company for any breach of any representation, warranty, covenant or agreement if the Merger is not consummated or (ii) of any Company Shareholder in connection with any breach by such Person of any Voting Agreement to which it is a party.

            (b) Notwithstanding anything contained herein to the contrary, no Acquiror Indemnified Person may receive any Escrow Cash in respect of any claim for indemnification that is made pursuant to clauses (i)-(ii) of Section 11.2 and does not involve fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary unless and until Damages in an aggregate amount greater than $250,000 (the "BASKET") have been incurred, paid or properly accrued, in which case the Acquiror Indemnified Persons may make claims for indemnification for all Damages in excess of the amount of the Basket. In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded.

      11.4 Appointment of Representative.

            (a) By voting in favor of the Merger or participating in the conversion of Company Common Stock, Company Options or Company Warrants, each Effective Time Holder approves the designation of and designates the Representative as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder with respect to claims for indemnification under this Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Acquiror Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby

(except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Acquiror of the Escrow Cash in satisfaction of indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this Article 11 (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, (i) indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this Article 11 or (ii) any dispute between any Acquiror Indemnified Person and any such holder, in each case relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each Effective Time Holder with respect to the disposition, settlement or other handling of all claims under this Article 11 and all rights or obligations arising under this Article 11. The Effective Time Holders shall be bound by all actions taken and documents executed by the Representative in connection with this Article 11, and Acquiror and other Acquiror Indemnified Persons shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Cash then on deposit with the Escrow Agent upon not less than ten days prior written notice to Acquiror. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Holders.

            (b) In performing the functions specified in this Agreement, the Representative shall not be liable to any Effective Time Holder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Effective Time Holder shall severally (based on each such holder's Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative. If not paid directly to the Representative by the Effective Time Holders, such losses, liabilities or expenses may be recovered by the Representative from Escrow Cash otherwise distributable to the Effective Time Holders (and not distributed or distributable to any Acquiror Indemnified Person or subject to a pending indemnification claim of any Acquiror Indemnified Person) following the one year anniversary of the Effective Time pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Holders according to their respective Pro Rata Shares.

      11.5 Notice of Claim. As used herein, the term "CLAIM" means a claim for indemnification of Acquiror or any other Acquiror Indemnified Person for Damages under this Article 11. Acquiror may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Acquiror Indemnified Person, and Acquiror shall give written notice of a Claim executed by an officer of Acquiror (a "NOTICE OF CLAIM") to the Representative (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Cash) promptly after Acquiror becomes aware of the existence of any potential claim by an Acquiror Indemnified Person for indemnification from the Effective Time Holders under this Article 11, arising from or relating to:

            (a) Any matter specified in Section 11.2; or

            (b) the assertion, whether orally or in writing, against Acquiror or any other Acquiror Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Acquiror or such other Acquiror Indemnified Person (in each such case, a "THIRD-PARTY CLAIM") that is based on, arises out of or relates to any matter specified in Section 11.2.

The period during which claims may be initiated (the "CLAIMS PERIOD") for indemnification from the Escrow Cash shall commence at the Effective Time and terminate at the one year anniversary of the Effective Time. The Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with fraud, willful breach or intentional misrepresentation by the Company or any Subsidiary shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representative prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period. Until the expiration of the applicable Claims Period, no delay on the part of Acquiror in giving the Representative a Notice of Claim shall relieve the Representative or any Effective Time Holder from any of its obligations under this Article 11 unless (and then only to the extent that) the Representative or the Effective Time Holders are materially prejudiced thereby.

      11.6 Defense of Third-Party Claims.

            (a) Acquiror shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Acquiror in connection with such defense or settlement (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which Acquiror may seek indemnification pursuant to a Claim made by any Acquiror Indemnified Person hereunder.

            (b) The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Acquiror Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

            (c) In the event that Acquiror settles any Third-Party Claim without the written consent of the Representative, then the Representative shall be entitled to contest the reasonableness of settling such Third-Party Claim, taking into account the facts and circumstances of the Third-Party Claim. In the event that a court determines that the amount paid in settlement of such Third-Party Claim was unreasonable given the facts and circumstances of such Third-Party Claim, then Acquiror shall be entitled to recover from the Escrow Cash only such amount of Damages incurred in connection with settlement of such Third-Party Claim as the court determines is reasonable. In the event that a court determines that the amount paid in settlement of such Third-Party Claim was reasonable given the facts and circumstances of such Third-Party Claim, then Acquiror shall be entitled to recover the total amount of all Damages incurred in connection with settlement of such Third-Party Claim from the Escrow Cash and the Representative shall have no power or authority to object under any provision of this Article 11 to such recovery. In the event that the Representative has consented to the settlement of a Third-Party Claim, then Acquiror shall be entitled to recover the total amount of all Damages incurred in connection with settlement of such Third-Party Claim from the Escrow Cash and the Representative shall have no power or authority to object under any provision of this Article 11 to such recovery.

      11.7 Contents of Notice of Claim. Each Notice of Claim by Acquiror given pursuant to Section 11.5 shall contain the following information:

            (a) that Acquiror or another Acquiror Indemnified Person has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Acquiror Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Acquiror Indemnified Person under this Article 11); and

            (b) a brief description, in reasonable detail (to the extent reasonably available to Acquiror), of the facts, circumstances or events giving rise to the alleged Damages based on Acquiror's good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Acquiror) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

      11.8 Resolution of Notice of Claim. Each Notice of Claim given by Acquiror shall be resolved as follows:

            (a) Uncontested Claims. If, within 15 business days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquiror as provided in Section 11.8(b), the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Acquiror Indemnified Person of the full amount of Damages specified in the Notice of Claim in accordance with this Article 11, including the forfeiture of Escrow Cash, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Holders for such amount in any court having jurisdiction over the matter where venue is proper.

            (b) Contested Claims. If the Representative gives Acquiror written notice contesting all or any portion of a Notice of Claim (a "CONTESTED CLAIM") (with a copy to the Escrow Agent) within the 15 business day period specified in
Section 11.8(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by

Acquiror and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 business days following receipt by Acquiror of the written notice from the Representative, by binding litigation between Acquiror and the Representative in accordance with the terms and provisions of Section 11.8(c).

            (c) Litigation of Contested Claims. Either Acquiror or the Representative may bring suit in the courts of the State of California and the Federal courts of the United States of America located within the County of Los Angeles in the State of California to resolve the Contested Claim. Regardless of which party brings suit to resolve a matter, Acquiror shall bear the burden of proof by a preponderance of the evidence that Acquiror or other Acquiror Indemnified Persons are entitled to indemnification pursuant to this Article 11. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Cash in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this
Section 11.8(c), in any suit hereunder in which any claim or the amount thereof stated in the Notice of Claim is at issue, Acquiror shall be deemed to be the non-prevailing party unless the trial court awards Acquiror more than one-half of the amount in dispute; otherwise, the Representative and Effective Time Holders shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the suit.

      11.9 Release of Remaining Escrow Cash. Within five business days following the expiration of the Claims Period, Acquiror shall instruct the Escrow Agent to deliver to the Effective Time Holders all of the remaining Escrow Cash (if any) in excess of any amount of Escrow Cash that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative before the expiration of the Claims Period. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then the Escrow Agent shall retain possession and custody of that amount of Escrow Cash that equals the total maximum amount of Damages then being claimed by Acquiror Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Effective Time Holders all remaining Escrow Cash (if any) not required to satisfy such Claims.

      11.10 Tax Consequences of Indemnification Payments. All payments (if any) made to an Acquiror Indemnified Person pursuant to any indemnification obligations under this Article 11 will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

                                   ARTICLE 12
                                  MISCELLANEOUS

      12.1 Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the State of Utah. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Los Angeles in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 11.8(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
12.9 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Los Angeles County, California.

      12.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

      12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

      12.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

      12.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after adoption of this Agreement by the Company Shareholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Acquiror, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

      12.7 Expenses. Except as expressly provided otherwise herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, auditors', investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

      12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

      12.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:

                  If to Acquiror or Merger Sub:

                           Symantec Corporation
                           20330 Stevens Creek Blvd.
                           Cupertino, CA 95014

                           Attention:  Arthur F. Courville, Sr. V.P. and General
                             Counsel
                           Facsimile No.:  (408) 517-8121
                           Telephone No.:  (408) 517-7676

                  with a copy to:

                           Fenwick & West LLP
                           Silicon Valley Center
                           801 California Street
                           Mountain View, CA 94041
                           Attention:  Daniel J. Winnike, Esq.
                           Facsimile No.: (650) 988-8500
                           Telephone No.: (650) 938-5200

                  If to the Company:

                           PowerQuest Corporation
                           1359 North Research Way, Bldg. K
                           P.O. Box 1911
                           Orem, UT 84059-1911
                           Attention:
                           Facsimile No.:
                           Telephone No.:

                  with a copy to:

                           Paul, Hastings, Janofsky & Walker LLP
                           3579 Valley Centre Drive
                           San Diego, CA 92103
                           Attention:  Carl R. Sanchez, Esq.
                           Facsimile No.:  (858) 720-2555
                           Telephone No.:  (858) 720-2500

                  If to the Representative:

                           John Fife
                           c/o Chicago Venture Partners, LP
                           303 East Wacker Drive
                           Suite 311
                           Chicago, IL 60601
                           Facsimile No.:  (312) 819-9701
                           Telephone No.:  (312) 297-7000
                  with a copy to:

                           Paul, Hastings, Janofsky & Walker LLP
                           3579 Valley Centre Drive
                           San Diego, CA 92103
                           Attention:  Carl R. Sanchez, Esq.
                           Facsimile No.:  (858) 720-2555
                           Telephone No.:  (858) 720-2500

      12.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

      12.11 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that Section 6.5 is intended to benefit the Company Indemnified Persons and Article 11 is intended to benefit the Acquiror Indemnified Persons.

      12.12 Public Announcement. Upon execution of this Agreement, Acquiror and the Company shall issue a press release approved by both parties announcing the Merger. Thereafter, Acquiror may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party shall make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and the Company shall inform its officers, directors, employees, shareholders and agents who are aware of the transactions contemplated hereby of prohibitions against trading in shares of Acquiror Common Stock imposed by federal and state securities laws.

      12.13 Confidentiality. The Company and Acquiror each confirm that they have entered into the Mutual NDA and that they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that Acquiror shall not be bound by such Mutual NDA after the Closing. If this Agreement is terminated, the Mutual NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual NDA.

      12.14 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

      12.15 U.S. Federal Income Tax Non-Confidentiality. Notwithstanding anything provided herein, and any express or implied claims of exclusivity or proprietary rights, all parties to this Agreement hereby agree and acknowledge that each of them (and each of their employees, representatives or other agents) is authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the U.S. federal or state income tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such U.S. federal income tax treatment and tax structure, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with applicable securities laws.

      12.16 Waiver of Jury Trial. EACH OF ACQUIROR, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                              [SIGNATURE PAGE NEXT]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYMANTEC CORPORATION                       POWERQUEST CORPORATION

By:                                        By:
   ----------------------------------         --------------------------------
Name:                                      Name:
     --------------------------------           ------------------------------
Title:                                     Title:
     --------------------------------            -----------------------------

     --------------------------------


QUARTZ ACQUISITION CORP.                   REPRESENTATIVE

By:                                        By:
   ----------------------------------         --------------------------------
Name:                                      Name:
     --------------------------------           ------------------------------
Title:
      -------------------------------

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                LIST OF EXHIBITS

Exhibit A         Form of Articles of Merger

Exhibit B-1       List of Signatories to Voting Agreement

Exhibit B-2       Form of Voting Agreement

Exhibit C         Form of Escrow Agreement

Exhibit D         Form of Parachute Payment Waiver

Exhibit E         Form of Letter of Transmittal

Exhibit F         Matters to be Covered in the Opinion of Stoel Rives LLP